Jean Arnett and Brad Hargreaves
904-1616 Bayshore Drive
Vancouver BC V6G 3L1

September 26, 2016

Re: Letter agreement outlining terms and conditions to cancel options to acquire up to 17,500,000 common shares of Cell MedX Corp.

Dear Mr. Hargreaves and Ms. Arnett:

This letter agreement summarizes the mutual understanding and agreement in respect of the cancellation of the options to purchase up to an aggregate of 17,500,000 shares (8,750,000, each) of Cell MedX Corp.’s (the “Company”) common stock at an initial exercise price of $0.05 per share (the “Options”) granted to Ms. Arnett and Mr. Hargreaves by the Company on or about November 25, 2014 in connection with the Technology Purchase Agreement made effective October 16, 2014 and amended on or about October 28, 2014 and November 13, 2014.

As consideration for the agreement to cancel the Options, the Company, Ms. Arnett and Mr. Hargreaves agree to the following:

•
  The Company will retain the consulting services of Ms. Arnett and Mr. Hargreaves for a period of six (6) months commencing August 1, 2016. In consideration for their services, the Company will pay Ms. Arnett a monthly consulting fee of CAD$5,000 per month  and pay Mr. Hargreaves a monthly consulting fee of CAD$5,000 per month.

•
  Upon signing of this letter agreement, the Company will issue Ms. Arnett a cheque for CAD$8,000 representing the payment of August and September consulting services, less CAD$2,000 (representing 50% of CAD$4,000 previously advanced to Ms. Arnett and Mr. Hargreaves). In addition, the Company will issue Ms. Arnett a cheque for CAD$5,000 dated October 1, 2016, representing a payment for October consulting services.

•
  Upon signing of this letter agreement, the Company will issue Mr. Hargreaves a cheque for CAD$8,000 representing the payment of August and September consulting services, less CAD$2,000 (representing 50% of CAD$4,000 previously advanced to Ms. Arnett and Mr. Hargreaves). In addition, the Company will issue Mr. Hargreaves a cheque for CAD$5,000 dated October 1, 2016, representing a payment for October consulting services.

____________________________________________________________________________________________
Cell MedX Corp. 2872 Sumter Valley Circle, Henderson, NV 89052

•	The Company acknowledges that as of July 31, 2016 the Company was indebted to Ms. Arnett and Mr. Hargreaves in the following amounts:

Amount
Amount due to Jean Arnett at July 31, 2016	USD$ 87,212.74
Amount due to Brad Hargreaves at July 31, 2016	USD$ 61,107,89
Total indebtedness	USD$148,320.63
* Foreign exchange used: USD$1=CAD$1.3197 as at September 26, 2016 per Bank of Canada

The Company agrees to extinguish the debt owed to Mr. Hargreaves and Ms. Arnett in the following manner:

Private Placement Financing Closed	Repayment
Up to an aggregate of $1,000,000*	USD$50,000.00
Up to an aggregate of $2,000,000*	USD$50,000.00
Up to an aggregate of $3,000,000*	USD$48,320.63
* The aggregate amounts listed do not include any current Debt or Equity Financing up to and including September 26, 2016.

•
  Should Mr. Hargreaves, and Ms. Arnett, choose to exercise their options to acquire the shares of the Company’s common stock, the Company agrees to issued 20 shares (not to exceed 2,500,000 shares) of its common stock for each $1 owed to Mr. Hargreaves and Ms. Arnett at the time of the exercise. The amount exercised shall be deducted from the total to be paid as presented in the schedule above.

Please sign where indicated below to indicate your concurrence with our understanding.

Yours truly,

Cell MedX Corp.

Per: _/s/ Frank McEnulty
Name: Frank McEnulty
Title:   President

Agreed this 26th day of September, 2016

/s/ Jean Arnett	/s/ Bradley Hargreaves
Jean Arnet	Bradley Hargreaves